Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1001 19th Street North
10th Floor	Contact: Scott Walker
Arlington, VA 22209	(703) 247-7559
(703) 247-7500	SWalker@MCGCapital.com
(866) 774-4951 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG Capital Announces Intent to
Repurchase Up to $75 Million of Its Common Stock
Through a Modified “Dutch Auction” Tender Offer
ARLINGTON, VA - October 29, 2014 - MCG Capital Corporation (Nasdaq: MCGC) (“MCG” or the “Company”) today announced that it expects to commence a modified “Dutch Auction” tender offer for up to $75.0 million of its common stock at a price per share not less than $3.25 and not greater than $3.75. The tender offer is expected to commence on November 3, 2014 and to expire on December 3, 2014, unless extended. The maximum number of shares proposed to be purchased in the tender offer represents approximately 53.0% of MCG’s currently outstanding common stock. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to that time.
On the terms and subject to the conditions of the tender offer, MCG’s stockholders will have the opportunity to tender some or all of their shares at a price within the $3.25 to $3.75 per share range. Based on the number of shares tendered and the prices specified by the tendering stockholders, MCG will determine the lowest per-share price within the range that will enable it to purchase $75.0 million of shares, or such lesser number of shares that are tendered and not withdrawn. All shares accepted in the tender offer will be purchased at the same price per share even if a stockholder tendered at a lower price. If stockholders tender more than $75.0 million of shares at or below the purchase price per share, MCG will purchase such number of shares tendered at or below the determined purchase price by those stockholders as is obtained by dividing $75.0 million by such purchase price, subject to proration and certain other factors.
The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer is, however, subject to a number of customary terms and conditions.
None of MCG, its board of directors, the dealer manager, the depositary or the information agent is making any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by MCG.
MCG’s directors and executive officers have advised MCG that they do not intend to tender any of their shares in the tender offer.
BofA Merrill Lynch is MCG’s financial advisor and dealer manager for the tender offer. The information agent is MacKenzie Partners, Inc. and the depositary is American Stock Transfer & Trust Company, LLC. The Offer to Purchase, a letter of transmittal and related documents will be mailed to stockholders of record and also will be made available for distribution to beneficial owners of MCG’s stock. For questions and information, please call the information agent toll-free at (800) 322-2885.
Further information about the Company is available at www.mcgcapital.com.
Certain Information Regarding the Tender Offer
The information in this press release describing MCG’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of MCG’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that MCG is distributing to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Stockholders of MCG may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that MCG is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from MacKenzie Partners, Inc., the information agent for the tender offer, toll free at (800) 322-2885. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Stockholders and investors who have questions or need assistance may call MacKenzie Partners, Inc.
About MCG Capital Corporation
MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to lower middle-market companies throughout the United States. Our investment objective is to achieve attractive returns by generating current income and capital gains on our investments. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth, working capital and other general corporate purposes. For more information, please visit www.mcgcapital.com.
Forward-looking Statements:
Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including statements regarding MCG’s expectation regarding the timing for the filing of its Schedule TO, Offer to Purchase and other tender offer documents and launching and completing its common stock tender offer, as well as those risks, uncertainties and factors referred to in MCG’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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